Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of CIT Group Inc. of our report dated February 23, 2018, except for the change in composition of reportable segments discussed in Note 24 to the consolidated financial statements, as to which the date is February 20, 2020 relating to the financial statements, which appears in CIT Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 26, 2020